AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of this 31st day of January, 2011 (the “Effective Date”), by and among Teledyne Technologies Incorporated, a Delaware corporation (hereinafter referred to as the “Company”), and Stephen F. Blackwood, an individual residing at the address set forth on the signature page of this Agreement (the “Executive”), and amends and restates in its entirety that certain Change in Control Severance Agreement, dated January 20, 2009 by and among the Company and Executive, as amended on December 31, 2008 (the “Original Agreement”).
W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Company entering into this Agreement providing for certain severance protection for the Executive following a Change in Control (as hereinafter defined);
WHEREAS, the Board of the Company entered into the Original Agreement because it believed that, should the possibility of a Change in Control arise, it is imperative that the Company be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that he or she might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;
WHEREAS, in addition to the Executive’s regular duties, he or she may be called upon to assist in the assessment of a possible Change in Control, advise management and the Board of the Company as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board determines to be appropriate; and
WHEREAS, in December 2010 the Board, upon the recommendation of the Personnel and Compensation Committee of the Board, determined that it is in the best interest of the Company to amend and restate the terms of the Original Agreement so that it better reflects best practices in executive compensation and corporate governance;
WHEREAS, the Executive believes it is in the best interest of Executive to enter into this Agreement, and understands that by failing to do so the Company would provide to Executive written notice that the Company no longer wishes to extend the term of the Original Agreement, which would result in the termination of the Original Agreement three years from the date of such notice;
NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his or her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company, and for good and valuable consideration, including the payment to the Executive of $100 on the Effective Date, and the mutual covenants set forth herein, the Company and the Executive, intending to be legally bound, agree as follows:

Article I. Definitions
Whenever used in this Agreement, the following terms shall have the meanings set forth below when the initial letter of the word or abbreviation is capitalized:
(a)“Accrued Obligations” means, as of the Effective Date of Termination, the sum of (i) the Executive’s base salary accrued but not then paid through and including the Effective Date of Termination, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Effective Date of Termination under the terms of any such arrangement and not then paid, including, but not limited to, AIP accrued but not paid for a year ending prior to the year in which occur, the Effective Date of Termination, (iii) unused vacation time monetized at the then rate of Base Compensation, (iv) expense reimbursements or other cash entitlements, and (v) amounts accrued under any qualified, non-qualified or supplemental employee benefit plan, payroll practice, policy or perquisite.
(b)“AIP” means the Company’s Annual Incentive Plan as it exists on the date hereof and as it may be amended, supplemented or modified from time to time or any successor plan.
(c)“Base Compensation” shall mean (1) the highest annual rate of base salary of the Executive within the time period consisting of one year prior to the date of a Change in Control and the Effective Date of Termination and (2) the AIP bonus target for performance in the calendar year that a Change in Control occurs or the average of the actual AIP payments for the three years immediately preceding the Change in Control, whichever is higher “Beneficiary” shall mean the persons or entities designated or deemed designated by the Executive pursuant to Section 7.2 herein.
(d)“Board” shall mean the Board of Directors of the Company.
(e)For purposes hereof, the term “Cause” shall mean the Executive’s conviction of a felony, breach of a fiduciary duty involving personal profit to the Executive or intentional failure to perform stated duties reasonably associated with the Executive’s position; provided, however, an intentional failure to perform stated duties shall not constitute Cause unless and until the Board provides the Executive with written notice setting forth the specific duties that, in the Board’s view, the Executive has failed to perform and the Executive is provided a period of thirty (30) days to cure such specific failure(s) to the reasonable satisfaction of the Board.
(f)For the purposes of this Agreement, “Change in Control” shall mean, and shall be deemed to have occurred upon the occurrence of, any of the following events:
(1)The Company acquires actual knowledge that (x) any Person, other than the Company, a subsidiary, any employee benefit plan(s) sponsored by the Company or a subsidiary, has acquired the Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person to 20% or more of the Voting Power of the Company, or (y) any Person or Persons agree to act together for the purpose of acquiring, holding, voting or disposing of securities of the Company or to act in concert or otherwise with the purpose or effect of changing or influencing control of the Company, or in connection with or as Beneficial Ownership, directly or indirectly, of securities of the Company entitling such Person(s) to 20% or more of the Voting Power of the Company; or
(2)The completion of a Tender Offer is made to acquire securities of the Company entitling the holders thereof to 20% or more of the Voting Power of the Company; or

(3)The occurrence of a successful solicitation subject to Rule 14a-11 under the Securities Exchange Act of 1934 as amended (or any successor Rule) (the “1934 Act”) relating to the election or removal of 50% or more of the members of the Board or any class of the Board shall be made by any person other than the Company or less than 51% of the members of the Board (excluding vacant seats) shall be Continuing Directors; or
(4)The occurrence of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 20% of the consolidated assets of the Company immediately prior to the transaction;
provided, however that (A) if securities beneficially owned by Executive are included in determining the Beneficial Ownership of a Person referred to in Section (i), (B) if Executive is named pursuant to Item 2 of the Schedule 14D-1 (or any similar successor filing requirement) required to be filed by the bidder making a Tender Offer referred to in Section (ii) or (C) if Executive is a “participant” as defined in Instruction 3 to Item 4 of Schedule 14A under the 1934 Act in a solicitation referred to in Section (iii) then no Change of Control with respect to Executive shall be deemed to have occurred by reason of any such event.
For the purposes of Section 1(g), the following terms shall have the following meanings:
(i)The term “Person” shall be used as that term is used in Section 13(d) and 14(d) of the 1934 Act as in effect on the Effective Date hereof.
(ii)“Beneficial Ownership” shall be determined as provided in Rule 13d-3 under the 1934 Act as in effect on the Effective Date hereof.
(iii)A specified percentage of “Voting Power” of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock, other than the common stock of the company, to elect directors by a separate class vote); and “Voting Shares” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock, other than the common stock of the company, to elect directors by a separate class vote).
(iv)“Tender Offer” shall mean a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any subsidiary), whether or not such offer is approved or opposed by the Board.
(v)“Continuing Directors” shall mean a director of the Company who either (x) was a director of the Company on the date hereof or (y) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the 1934 Act, or any successor Rule).

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)“Effective Date of Termination” shall mean the date on which the Executive’s employment terminates in a circumstance in which Section 2.1 provides for Severance Benefits (as defined in Section 2.1).
(i)“409A Payment Date” shall mean the date which is six months and one day after the Effective Date of Termination. In no event shall the 409A Payment Date be after the later of (i) the last day of the calendar year in which such six-month dates occurs or (ii) 2 ½ months after the occurrence of the six-month date. If the Change in Control Agreement specifies that payments are to be made in installments, the initial payment shall be equal to six times the monthly amount otherwise due and the next and each subsequent monthly payment shall be equal to one times the monthly amount otherwise due.
(j)“Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:
(1)A material diminution of the Executive’s authorities, duties, responsibilities, or status (including offices, titles, or reporting relationships) as an employee of the Company from those in effect as of one hundred eighty (180) days prior to the Change in Control or as of the date of execution of this Agreement if a Change in Control occurs within one hundred eighty (180) days of the execution of this Agreement (the “Reference Date”) or the assignment to the Executive of duties or responsibilities inconsistent with his position as of the Reference Date, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive, and other than any such alteration which is consented to by the Executive in writing;
(2)The Company’s requiring the Executive to be based at a location in excess of thirty-five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business obligations;
(3)A reduction in the Executive’s annual salary or any material reduction by the Company of the Executive’s other compensation or benefits from that in effect on the Reference Date or on the date of the Change in Control, whichever is greater;
(4)The failure of the Company to obtain an agreement satisfactory to the Executive from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 5 herein; and
(5)Any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.6 below, and for purposes of this Agreement, no such purported termination shall be effective.
The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s (A) incapacity due to physical or mental illness or (B) continued employment following the occurrence of any event constituting Good Reason herein.
(k)“PSP” means the Company’s Performance Share Program as it exists on the date hereof and as it may be, amended, supplemented, or modified from time to time or any successor plan.

(l)“RSAP” means the Company’s Restricted Stock Award Program as it exists on the date hereof and as it may be, amended, supplemented or modified from time to time or any successor plan.
(m)“Separation from Service” means the cessation of Employment of the Executive or the cessation of an independent contractor relationship between the Company and the Executive (in each case to the level of interaction then permitted under regulations issued pursuant to Section 409A of the Code) or the Executive’s death, or Disability.
(n)“Severance Compensation” means two times Base Compensation.
Article II. Severance Benefits
1.1Right to Severance Benefits. The Executive shall be entitled to receive from the Company severance benefits described in Section 2.2 of the Change in Control Agreement (collectively, the “Severance Benefits”) if a Change in Control shall occur and within twenty-four (24) months after the Change in Control either of the following shall occur:
(a)the Executive has a Separation from Service with the Company without Cause; or
(b)the Executive has a voluntary Separation from Service with the Company for Good Reason.
1.2Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Section 2.1, the Company shall pay or provide the Accrued Obligations within thirty (30) days of the Effective Date of Termination and the Company shall provide the Executive with total Severance Benefits as follows (but subject to Sections 2.5 and 2.6) on the 409A Payment Date:
(a)The Executive shall receive a single lump sum cash Severance Compensation payment.
(b)The Executive shall receive as AIP for the year in which occurs the Effective Date of Termination a lump sum cash payment equal to that which would have been paid if corporate and personal performance had achieved 100% of target objectives established for the annual period in which the Change in Control occurred, multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the Effective Date of Termination, and the denominator of which is 365.
(c)If the Executive participates in the PSP, the Executive shall receive a lump sum payment (in accordance with the then current PSP; provided that any portion of the PSP award which would have been paid in stock under the PSP is to be paid in cash based on the current market value of the stock) which payment will be determined based upon actual performance for the number of full years of completed then current PSP measurement period(s) at the time of the Effective Date of Termination and for years not yet completed in the then current PSP measurement period(s) Executive will be assumed to have met all applicable goals at 120% of performance.
(d)All welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage shall be continued for a period of twenty-four (24) months after the Effective Date of Termination. Such benefits shall be provided to the Executive at no less than the same coverage level as in effect as of the date of the Change in Control. The Company shall pay the full cost of such continued benefits, except that the Executive shall bear any portion of such cost as was required to be borne by key executives of the Company generally at the date of the Change in Control. Notwithstanding the foregoing, the benefits described in this Section 2.2(e) may be discontinued prior to the end of the periods provided in this Section to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer. In the event any insurance carrier shall refuse to provide coverage to a former employee, the Company shall secure comparable coverage or may self-insure the benefits if it pays such benefits together with a payment to the Executive equal to the federal income tax consequences of payments to a former highly compensated employee from a discriminatory self-insured plan. If there is a cessation of coverage under the Company’s health plan between the date of the Executive’s Separation from Service and the 409A Payment Date, the Executive shall be deemed to elect COBRA coverage and the Executive shall pay the cost of COBRA coverage through the 409A Payment Date. On the 409A Payment Date, the Company shall reimburse the Executive for all COBRA costs paid by the Executive in addition to all other Severance Benefits.
(e)The Executive shall be entitled to reimbursement for actual payments made for professional outplacement services or job search not to exceed $15,000 in the aggregate.
(f)In determining the Executive’s pension benefit following entitlement to a Severance Benefit, the Executive shall be deemed to have satisfied the age and service requirements for full vesting under the Company’s qualified (within applicable legal parameters), non-qualified and supplemental pension plans as of the Effective Date of Termination such that the Executive shall be entitled to receive the full accrued benefit under all such plans in effect as of the date of the Change in Control, without any actuarial reduction for early payment.
Notwithstanding anything in this Section 2.2 or elsewhere in this Agreement to the contrary, if counsel to the Company determines in good faith that the Severance Benefits set forth in this Agreement are not subject to an increase in federal income tax liability to the Executive under Section 409A of the Code or the Executive is not a specified employee for purposes of Section 409A of the Code at such Executive’s termination of employment, all elements of the Severance Benefits shall be paid or commenced, as applicable, within thirty (30) days after such Executive’s Effective Date of Termination.
1.3Stock Options. In the event of entitlement to a Severance Benefit, all Company stock options previously granted to the Executive shall be fully vested and exercisable immediately. Such options shall be exercisable for the remainder of the term established by the Company’s stock option plan as if the options had vested in accordance with the normal vesting schedule and the Executive had remained an employee of the Company. Company stock acquired pursuant to any such exercise may be sold by the Executive free of any Company restrictions, whatsoever (other than those imposed by federal and state securities laws).
1.4RSAP. In the event of entitlement to a Severance Benefit, all forfeiture restrictions on all Company stock issued to the Executive under the Company’s RSAP shall lapse and all shares of restricted stock shall vest. All of the foregoing shares may be sold by the Executive free of any Company restrictions whatsoever (other than those imposed by federal and state securities laws).
1.5Termination for any Other Reason. If the Executive’s employment with the Company is terminated under any circumstances other than those set forth in Section 2.1, including without limitation by reason of retirement, death, disability, discharge for Cause or resignation without Good Reason, or any termination, for any reason, that occurs prior to a Change in Control (other than as provided below) or after twenty-four (24) months following a Change in Control, the Executive shall have no right to receive the Severance Benefits under this Agreement or to receive any payments in respect of this Agreement. In such event Executive’s benefits, if any, in respect of such termination shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable plans, programs, policies and practices then in effect. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated at any time from three (3) to eight (8) months prior to the date on which a Change in Control occurs either (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, and it is reasonably demonstrated that termination of employment (a) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the termination shall be deemed to have occurred as if immediately following a Change in Control for Good Reason and the Executive shall be entitled to Severance Benefits as provided in Section 2.2 hereof. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated at any time within three (3) months prior to the date on which a Change in Control occurs either (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, such termination shall conclusively be deemed to have occurred as if immediately following a Change in Control for Good Reason and the Executive shall be entitled to Severance Benefits as provided in Section 2.2. hereof.
1.6Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
1.7Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all Federal, state, local, or other taxes that are legally required to be withheld.
1.8Limitation on Payments.
    (a)    Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment with the Company, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code, other than payments that are subject to Q/A 24(c) of Treas. Reg. Sec. 1.280G)-1, (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, other than payments that are subject to Q/A 24(c) of Treas. Reg. Sec. 1.280G)-1, (C) reduction of any other payments or benefits otherwise payable to the Executive, other than payments that are subject to Q/A 24(c) of Treas. Reg. Sec. 1.280G)1 and (D) reduction of any payments that are subject to Q/A 24(c) of Treas. Reg. Sec. 1.280G). The reduction of any payments that are subject to Section 409A of the Code shall be made on a pro-rata basis or such other manner that complies with Section 409A of the Code.
    (b)    All determinations required to be made under this Section 2.8 shall be made by the Company’s regular outside independent public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Effective Date of Termination, if applicable, or such earlier time as is requested by the Company
(c)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
Article III. The Company’s Payment Obligation
1.1Payment Obligations Absolute. Except as otherwise provided in the last sentence of Section 2.2(e), the Company’s obligation to make the payments and the arrangements provided for in this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right that the Company may have against the Executive or any other party. All amounts payable by the Company under this Agreement shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a Federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.
1.2Contractual Rights to Payments and Benefits. This Agreement establishes and vests in the Executive a contractual right to the payments and benefits to which he or she is entitled hereunder. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in the last sentence of Section 2.2(e).
Article IV. Enforcement and Legal Remedies
1.1Consent to Jurisdiction. Each of the parties hereto irrevocably consents to personal jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Central District of California or any California court of competent jurisdiction. The parties also consent to venue in the above forums and to the convenience of the above forums. Any suit brought to enforce the provisions of this Agreement must be brought in the aforementioned forums.
1.2Cost of Enforcement. In the event that it shall be necessary or desirable for the Executive to retain legal counsel in connection with the enforcement of any or all of his or her rights to Severance Benefits under Section 2.2 of this Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company, as applicable, shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive’s reasonable attorneys’ fees, costs and expenses in connection with the enforcement of his or her rights.
Article V. Binding Effect; Successors
The rights of the parties hereunder shall inure to the benefit of their respective successors, assigns, nominees, or other legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of the assets of the Company, as the case may be, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company”, as the case may be, for purposes of this Agreement.
Article VI. Term of Agreement
The term of this Agreement shall commence on the Effective Date and shall continue in effect for three (3) full years (the “Term”) unless further extended as provided in this Article. The Term of this Agreement shall be automatically and without action by either party extended for one additional calendar month on the last business day of each calendar month so that at any given time there are no fewer than 35 nor more than 36 months remaining unless one party gives written notice to the other that it no longer wishes to extend the Term of this Agreement, after which written notice, the Term shall not be further extended except as may be provided in the following sentence. However, in the event a Change in Control occurs during the Term, this Agreement will remain in effect for the longer of: (i) thirty-six (36) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid to the Executive or other party entitled thereto.
Article VII. Miscellaneous

1.1Employment Status. Neither this Agreement nor any provision hereof shall be deemed to create or confer upon the Executive any right to be retained in the employ of the Company or any subsidiary or other affiliate thereof.
1.2Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board of Directors of the Company. The Executive may make or change such designation at any time.
1.3Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes in its entirety the Original Agreement. Any payments actually made under this Agreement in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.
1.4Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
1.5Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first-class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:
(a)If to the Company:
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, California 91361
Attn: Executive Vice President, General Counsel and Secretary

(b)If to Executive, to him or her at the address set forth at the end of this Agreement. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.
1.6Execution in Counterparts. The parties hereto in counterparts may execute this Agreement, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
1.7Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are for convenience of reference and not part of the provisions hereof and shall have no force and effect.
1.8Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and on behalf of the Company.

1.9Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California, other than the conflict of law provisions thereof, shall be the controlling laws in all matters relating to this Agreement.
1.10Construction and Interpretation. This Change in Control Severance Agreement shall be construed and interpreted in a manner so as not to trigger adverse tax consequences under Section 409A of the Code and the rulings and regulations issued thereunder. The Company may amend this Agreement in any manner necessary to comply with Section 409A of the Code or any successor law, without the consent of the Executive. Furthermore, to the extent necessary to comply with Section 409A of the Code, the payment terms for any of the payments or benefits payable hereunder may be delayed without the Executive’s consent to comply with Section 409A of the Code.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TELEDYNE TECHNOLOGIES INCORPORATED

By:     /s/ Robert Mehrabian
Name: Robert Mehrabian
Title:    Chairman, President and Chief Executive Officer

EXECUTIVE

    /s/ Stephen F. Blackwood

Name:    Stephen F. Blackwood

Address: